Exhibit 99.1

NEWS RELEASE Contact: C. Michael Carter Phone: (818) 879-6801

Dole Food Company, Inc. Stockholders Approve Merger

WESTLAKE VILLAGE, California – October 31, 2013 – Dole Food Company, Inc. (NYSE: DOLE) today announced that its stockholders approved, at a special stockholder meeting held today, the previously announced merger agreement under which David H. Murdock, Dole’s Chairman and Chief Executive Officer, will acquire the approximately 60.5% of the Company’s outstanding common stock that he and his affiliates do not already own for $13.50 per share in cash.

Votes “FOR” the merger totaled approximately 63.8 million shares, or 70.6% of Dole’s outstanding shares of common stock. Approximately 27.5 million shares, or 50.9% of the shares held by stockholders other than Mr. Murdock and his affiliates and Dole’s directors and executive officers voted “FOR” the merger.

The merger is expected to close on or about November 1, 2013. Letters of transmittal allowing Company stockholders of record to deliver their shares to the paying agent in exchange for payment of the merger consideration are expected to be distributed shortly after the closing.

About Dole Food Company, Inc.

Dole Food Company, Inc., with 2012 revenues from continuing operations of $4.2 billion, is one of the world’s largest producers and marketers of high-quality fresh fruit and fresh vegetables. Dole is an industry leader in many of the products it sells, as well as in nutrition education and research. For more information, please visit www.dole.com or http://investors.dole.com.

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements relate to a variety of matters, including, but not limited to, the timing and anticipated completion of the proposed merger and other statements that are not purely statements of historical fact. These forward-looking statements are made on the basis of the current beliefs, expectations and assumptions of the management of Dole and are subject to significant risks and uncertainty. Readers are cautioned not to place undue reliance on any such forward-looking statements.

Factors that could cause actual results to differ materially from the forward-looking statements contained herein include, but are not limited to: risks arising from the proposed merger’s diversion of management’s attention from Dole’s ongoing business operations; potential adverse reactions or changes to business or employee relationships resulting from the announcement or completion of the proposed merger; litigation or adverse judgments relating to the proposed merger; risks relating to the consummation of the proposed merger, including the risk that certain closing conditions will not be satisfied; the possibility that competing offers for the businesses will be made; the amount of the costs, fees, expenses and charges related to the merger agreement or proposed merger; the failure to obtain the necessary financing for the proposed merger; risks that Dole’s stock price may decline significantly if the proposed merger is not completed; and any changes in general economic and/or industry-specific conditions.

Certain of these and other risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements are set forth in the documents filed by Dole with the SEC, including Dole’s Annual Report on Form 10-K under the heading “Risk Factors.” All forward-looking statements contained in this press release speak only as of the date on which they were made. Dole undertakes no obligation to update such statements to reflect events that occur or circumstances that exist after the date on which they were made.

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